EXHIBIT 99.1

For additional information: Terence R. Rogers, VP Finance and Treasurer 773.788.3720	N E W S R E L E A S E

NOTICE OF CONVERSION RIGHT FOR CONVERTIBLE SENIOR NOTES

Chicago, IL, October 2, 2007 – Ryerson Inc.’s (NYSE: RYI) 3.50% Convertible Senior Notes due 2024 will be convertible beginning October 4, 2007 and will remain convertible through November 21, 2007, the date on which Ryerson’s fundamental change repurchase offer (discussed below) is expected to expire. The date of expiration of the fundamental change repurchase offer will be extended one day for each day after October 19, 2007 that the closing of the merger with an affiliate of Platinum Equity LLC occurs.

Pursuant to the indenture, the merger will constitute a “fundamental change.” Ryerson expects that the merger will occur on October 19, 2007, assuming that Ryerson’s shareholders approve the merger and that the other conditions to closing are satisfied. It is possible that the merger may occur at a later date, but it will not occur prior to October 19, 2007.

Ryerson is required pursuant to the indenture to make an offer to repurchase the Notes at 100% of the principal amount of the Notes, plus any accrued but unpaid interest, within 30 days of the fundamental change date. Ryerson expects to make the offer on October 22, 2007, the first business day following the merger.

Each $1,000 principal amount of Notes may be exchanged for: a) $1,000 in cash, b) a number of shares of Ryerson common stock having a value equal to the amount that 46.7880 shares of Ryerson common stock times the average closing stock price over the ten trading days prior to the conversion exceeds $1,000, and c) additional shares (as such term is defined in the indenture), which are calculated based on the closing price on the actual closing date of the merger. If the merger occurs on October 19, 2007, each $1,000 principal amount of Notes would be convertible into 1.1026 additional shares of Ryerson common stock. The number of additional shares to which holders of the Notes will be entitled will decrease for each day after October 19, 2007 that the merger is delayed.

Note holders interested in converting should follow the procedures detailed in the indenture between Ryerson and the Bank of New York, which indenture is available on Ryerson’s website www.ryerson.com under the investor relations tab as an exhibit to Ryerson’s Current Report on Form 8-K filed on December 13, 2004.

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Ryerson

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The Company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China.